Exhibit 99.1

News Release

For more information, contact:

Name: McCall Butler

AT&T Corporate and Financial Communications

Phone: 470-773-5704

Email: mb8191@att.com

For holders of notes, contact:

Global Bondholder Services Corporation

Phone: (866) 470-3900 (toll free)

  (212) 430-3774 (collect)

AT&T INC. ANNOUNCES EARLY TENDER RESULTS AND FURTHER UPSIZING OF ITS CAPPED TENDER OFFERS

Intends to accept all notes validly tendered through the Early Tender Deadline

Dallas, Texas, August 10, 2020 — AT&T Inc. (NYSE: T) (“AT&T”) announced today that it intends to accept the aggregate principal amount of notes listed in the table below that were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on August 7, 2020 (the “Early Tender Deadline”), in the Capped Tender Offers. AT&T also announced a further upsize of the Capped Tender Offers to permit the acceptance of such tendered notes. In connection with the upsizing and acceptance of notes, AT&T will waive the Financing Condition described in the Offer to Purchase and expects to use cash on hand to purchase the notes, including the further upsized amounts.

As a result of the upsize, the maximum aggregate principal amount of AT&T’s Floating Rate Global Notes due 2021 (July) that will be accepted in the Capped Tender Offers is $1,214,359,000, the maximum aggregate principal amount of AT&T’s Floating Rate Global Notes due 2024 that will be accepted in the Capped Tender Offers is $2,134,873,000, and the maximum aggregate principal amount of AT&T’s 3.400% Global Notes due 2025 that will be accepted in the Capped Tender Offers is $2,675,326,000.

The withdrawal deadline for the Capped Tender Offers occurred at 5:00 p.m., New York City time, on August 7, 2020. As a result, tendered notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by AT&T). The pricing of the notes will occur at 11:00 a.m., New York City time, on August 10, 2020.

The settlement date for notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline is expected to be August 12, 2020. Holders will receive the applicable total consideration (as set forth in the Offer to Purchase) and accrued and unpaid interest from the last interest payment date for such notes to, but not including, such settlement date.

Title of Notes	Issuer	Principal Amount Outstanding as of the Early Tender Deadline	CUSIP Number	Aggregate Principal Amount Validly Tendered as of the Early Tender Deadline(1)
Floating Rate Global Notes due 2021 (July)	AT&T Inc.	$1,500,000,000	00206RDV1	$1,214,359,000
Floating Rate Global Notes due 2024	AT&T Inc.	$3,750,000,000	00206RGD8	$2,134,873,000
3.400% Global Notes due 2025*	AT&T Inc.	$5,000,000,000	00206RCN0	$2,675,326,000

(1)

Reflects the aggregate principal amount of each series of notes that have been validly tendered and not validly withdrawn as of the Early Tender Deadline, based on information provided by the tender agent to AT&T. AT&T intends to accept all of the notes validly tendered and not validly withdrawn as of the Early Tender Deadline.

*

Denotes a series of notes for which the calculation of the applicable total consideration may be performed using the value of such notes as determined at the applicable price determination time (as set forth in the Offer to Purchase) as if the principal amount of such notes had been due on the applicable par call date.

The Capped Tender Offers will expire at 11:59 p.m., New York City time, on August 21, 2020.

As of the Early Tender Deadline, the Maximum Tender Amounts (as defined in the Offer to Purchase and as amended in this release) of each series of notes was met. As such, no additional notes tendered after the Early Tender Deadline will be accepted.

This press release is not an offer to sell or a solicitation of an offer to buy any of the securities described herein. The tender offers described herein were made solely by the Offer to Purchase and only to such persons and in such jurisdictions as is permitted under applicable law.

Neither the communication of this press release, the Offer to Purchase or any other offer materials relating to the tender offers is being made, and such documents and/or materials have not been approved by an authorized person for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, this press release, the Offer to Purchase and such documents and/or materials are not being distributed to, and must not be passed on to persons in the United Kingdom other than (a) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (b) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (such persons together being “relevant persons”). This press release and the Offer to Purchase are only available to relevant persons and the transactions contemplated herein will be available only to, or engaged in only with relevant persons, and must not be relied or acted upon by persons other than relevant persons.

Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as the Joint-Lead Dealer Managers for the tender offers. For additional information regarding the terms of the Capped Tender Offers, please contact Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect), Goldman Sachs & Co. LLC at (212) 902-6351 (collect) or by email at GS-LM-NYC@gs.com, J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Global Bondholder Services Corporation is acting as the tender agent and information agent for the tender offers. Questions or requests for assistance related to the Capped Tender Offers or for additional copies of the Offer to Purchase may be directed to Global Bondholder Services Corporation at (866) 470-3900 (toll free) or (212) 430-3774 (collect). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Capped Tender Offers. The Offer to Purchase, dated July 27, 2020 (the “Offer to Purchase”), can be accessed at the following link: https://gbsc-usa.com/registration/att.

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CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and the Offer to Purchase related to the tender offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.